Exhibit 99.1

Company Contact	Media Relations
Ian Clements	Pure Communications
Sr. Director, IR & Corporate Communications	Dan Budwick
+1 (858) 202-9000	+1 (973) 271-6085

FOR RELEASE

VERSION: FINAL

SEQUENOM REPORTS THIRD QUARTER AND FIRST NINE MONTHS

2010 FINANCIAL RESULTS

Revenues Grow 27% Quarter-over-Quarter to $11.7 Million

Completion of Trisomy 21 “Locked-Assay” Study

SAN DIEGO—November 4, 2010—Sequenom, Inc. (NASDAQ: SQNM) today reported its financial results for the third quarter and nine-months ended September 30, 2010.

Third Quarter Results

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Total revenue for the third quarter of 2010 grew 27% to $11.7 million, compared with $9.2 million for the third quarter of 2009. The increase in revenue compared to the same period last year was primarily due to higher system, services and consumables sales and the addition of revenues from sales of laboratory developed tests.

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Net loss for the third quarter of 2010 was $22.7 million, or $0.30 per share, compared with $14.9 million, or $0.24 per share, for the third quarter of 2009. Net loss includes a $7.0 million non-cash charge taken by the company related to the revaluation of its litigation settlement for the approximately 6.4 million shares that will be issued to the class members in the consolidated federal securities class actions to a fair value of $7.01 per share as of September 30, 2010.

Gross margin for the third quarter of 2010 was 65% compared with 71% for the third quarter of 2009, reflecting increased costs associated with the start-up of the diagnostics business at Sequenom Center for Molecular Medicine (Sequenom CMM) and changes in the mix of products sold in the company’s genetic analysis business.

Research and development (R&D) expenses were $11.3 million for the third quarter of 2010, compared with $8.5 million for the same period in the prior year. The increase was primarily due to assay development and clinical sample acquisition costs associated with Sequenom CMM’s trisomy 21 program.

Selling, general and administrative expenses of $12.2 million for the third quarter of 2010 decreased from $12.6 million compared with the third quarter of 2009. The decrease was primarily due to a decrease in legal expenses, lower share-based compensation expense, and salary expenses, offset primarily by increases in selling expenses related to changes in headcount and bonus plans.

Total costs and expenses for the third quarter of 2010 were $34.6 million, compared with $24.3 million for the comparable quarter in 2009. The increase in total costs primarily reflects the non-cash charge in connection with the litigation settlement. For the three months ended September 30, 2010 and 2009, the company recorded $2.5 million and $3.0 million, respectively, of stock-based compensation expense.

Nine-Month Results

•	Revenue for the first nine months of 2010 totaled $33.7 million, compared with $27.1 million for the first nine months of 2009.

•	Cost of product and services revenues for the first nine months of 2010 was $13.8 million, compared with $9.2 million reported for the first nine months of 2009.

•	Gross margin for the first nine months of 2010 was 59%, compared to 66% for the first nine months of 2009.

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Total costs and expenses for the first nine months of 2010 were $132.6 million, versus $80.2 million for the comparable period in 2009. For the nine months ended September 30, 2010 and 2009, the company recorded $7.7 million and $9.2 million, respectively, of stock-based compensation expense.

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Net loss for the first nine months of 2010 was $98.8 million, or $1.44 per share, compared with $52.6 million, or $0.86 per share for the comparable period in 2009. Net loss included the charge of $48.8 million for shares of common stock to be issued in conjunction with the litigation settlement.

Cash, Cash Equivalents and Marketable Securities

As of September 30, 2010 Sequenom had total cash, cash equivalents and marketable securities of $55.8 million. Net cash used in operating activities was $10.2 million for the third quarter of 2010

“The company continues to make good progress on all fronts,” stated Harry F. Hixson, Jr., Ph.D., chairman and chief executive officer. “We remain on schedule with the trisomy 21 test development, and I am optimistic that we will be able to initiate blinded validation studies for the laboratory developed test in the fourth quarter. With the recent formation of the ophthalmology clinical advisory board we are putting in place all the necessary pieces to support a launch of the laboratory developed test for age-related macular degeneration. I am confident that Sequenom CMM will be able to bring this to market during the first half of 2011.”

Paul V. Maier, chief financial officer, stated, “We are pleased with the continued growth of our genetic analysis business. Results from operations, excluding litigation settlement expenses, continue to meet our expectations. While we anticipate that our cash burn will fluctuate on a quarterly basis, we believe we have sufficient cash to fund our activities through the middle of 2011.”

Business Highlights

Trisomy 21 Program Update – As previously reported, in June the company’s wholly-owned molecular diagnostics laboratory, Sequenom CMM, initiated a key R&D (“Locked-Assay”) study. This study involved testing approximately 480 clinical samples obtained from pregnant women at increased risk for fetal trisomy 21. Sequenom CMM successfully completed this study in September 2010 and has submitted a manuscript outlining the details and results from this study for publication in a peer-reviewed journal. The company anticipates that Sequenom CMM will initiate a large validation study in the fourth quarter of 2010.

Age-related Macular Degeneration (AMD) Program Update – Sequenom CMM continues with the development of its SensiGene AMD laboratory developed test. The company anticipates that Sequenom CMM will launch the AMD test for physicians to order by mid-2011.

CLIA Laboratory Update – By the end of September the company had completed the build-out of its Sequenom CMM laboratory in San Diego. On October 6, 2010, the laboratory was inspected by the California Department of Public Health and found to be in compliance with all applicable Title 17

California Code of Regulations and California Business and Professions Code statues and regulations for clinical laboratories. A recommendation for license approval was made and Sequenom CMM is awaiting issuance of a California Clinical Laboratory license. During the coming months Sequenom CMM-San Diego will be submitting the necessary application to the College of American Pathologists (CAP) to obtain CAP accreditation.

Genetic Analysis Update – The company shipped 11 research use only MassARRAY systems in the third quarter. The company continues to make significant progress in addressing the needs of the translational research market.

Corporate Update – The company is pleased to announce the addition of Robin Weiner to the senior management team, as senior vice president of regulatory affairs and quality. Ms. Weiner brings 25 years of regulatory and quality assurance experience acquired from a broad range of diagnostic companies. Prior to joining Sequenom, Ms. Weiner acted as a consultant to numerous diagnostic companies. From 2004 to 2007, Ms. Weiner served as vice president of regulatory and government affairs at Biosite, Inc. Ms. Weiner holds a bachelor’s degree from the University of California, San Diego and a master’s degree in business administration from National University.

As part of the company’s plans to build out an ophthalmology diagnostics franchise, the company is also pleased to announce the addition of Lorah Perlee, Ph.D. as vice president of ophthalmology business development. Dr. Perlee has 20 years of experience in the biotechnology industry. Prior to joining Sequenom, Dr. Perlee was vice president of diagnostics at Optherion Inc, directing the internal AMD theranostic program. Prior to this position, Dr. Perlee was vice president of operations at HistoRx. Dr. Perlee graduated with a B.S. in Biology from Cornell University, an M.S. in Forensic Science from CUNY and a Ph.D. in Biochemistry/Molecular Biology from New York Medical College.

Note to Investors: As previously announced, Sequenom will hold a conference call to discuss the third quarter financial results today, November 4, 2010, beginning at 1:30 p.m. Pacific Time. You can listen to this call by dialing 1-800-901-5217 for domestic callers or +1-617-786-2964 for international callers, and entering passcode 72723134. Those interested in listening to the conference call live via the internet may do so be visiting http://ir.sequenom.com.

About Sequenom Center for Molecular Medicine

Sequenom Center for Molecular Medicine (Sequenom CMM®) is a CAP accredited and CLIA-certified specialty reference laboratory dedicated to the development and commercialization of laboratory-developed genetic testing services for prenatal and eye conditions. Utilizing innovative proprietary technologies, Sequenom CMM provides test results that can be used as tools by clinicians in managing patient care. Testing services are available only upon request to physicians. We work closely with key opinion leaders and experts in obstetrics, retinal care and genetics. Our scientists use a variety of sophisticated and cutting-edge methodologies in the development and validation of tests. Sequenom CMM is changing the landscape in genetic diagnostics. Visit http://www.scmmlab.com for more information on laboratory services.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is a life sciences company committed to improving healthcare through revolutionary genetic analysis solutions. Sequenom develops innovative technology, products and diagnostic tests that target and serve discovery and clinical research, and molecular diagnostics markets. The company was founded in 1994 and is headquartered in San Diego, California. Sequenom maintains a Web site at http://www.sequenom.com to which Sequenom regularly posts copies of its press releases as well as additional information about Sequenom. Interested persons can subscribe on the Sequenom Web site to email alerts or RSS feeds that are sent automatically when Sequenom issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the Web site.

SEQUENOM®, Sequenom CMM®, SensiGene™, and MassARRAY® are trademarks of Sequenom, Inc. All other trademarks and service marks are the property of their respective owners.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the development of a trisomy 21 test, including the anticipated initiation of validation studies, the launch of a laboratory developed test for AMD, the expected publication of results from Sequenom CMM’s R&D study, the anticipated issuance of a California Clinical Laboratory license to Sequenom CMM-San Diego, Sequenom CMM-San Diego’s anticipated CAP accreditation, the company’s progress in addressing the needs of the translational research market and improving healthcare through revolutionary genetic analysis solutions, Sequenom CMM’s impact on genetic diagnostics, and the sufficiency of the company’s cash resources, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with the Company’s ability to develop and commercialize new technologies and products, particularly new technologies such as genetic analysis platforms, prenatal and other diagnostics and laboratory developed tests, reliance upon the collaborative efforts of other parties, the Company’s ability to manage its existing cash resources or raise additional cash resources, competition, intellectual property protection and intellectual property rights of others, government regulation particularly with respect to diagnostic products and laboratory developed tests, obtaining or maintaining regulatory approvals, ongoing litigation and investigations and other risks detailed from time to time in the Company’s most recent Annual Report on Form 10-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

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SEQUENOM, Inc.

Condensed Consolidated Financial Statements

(in thousands, except per share data)

Consolidated Summary of Operations	Three months ended Sept 30,		Nine months ended Sept 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Consumables	$5,716	$5,443	$16,219	$15,363
MassARRAY and other product related	4,316	3,671	14,352	10,092
Contract research services	965	103	1,800	1,617
Diagnostic	687	—	1,335	—
Research and other	—	3		5

Total revenues	11,684	9,220	33,706	27,077

Costs and expenses:
Cost of consumables, products, contract research services and diagnostics	4,103	2,678	13,822	9,227
Research and development	11,305	8,479	32,925	27,486
Selling and marketing	6,904	5,914	20,409	20,167
General and administrative	5,288	6,724	16,586	21,862
Litigation settlement, net	7,049	—	48,848	—
Restructuring	—	480	—	1,482

Total costs and expenses	34,649	24,275	132,590	80,224

Loss from operations	(22,965)	(15,055)	(98,884)	(53,147)

Gain on marketable securities, interest income and other, net	224	282	167	714

Loss before income tax	(22,741)	(14,773)	(98,717)	(52,433)
Income tax expense	5	(102)	(105)	(176)

Net loss	$(22,736)	$(14,875)	$(98,822)	$(52,609)

Net loss per share, basic and diluted	$(0.30)	$(0.24)	$(1.44)	$(0.86)

Weighted average shares outstanding, basic and diluted	75,260	61,211	68,637	61,123

Consolidated Balance Sheet Information	September 30, 2010	December 31, 2009
	(unaudited)	(audited)
Assets:
Cash, cash equivalents, marketable securities	$55,824	$42,681
Restricted cash	1,389	1,372
Accounts receivable, net	5,744	8,510
Inventories, net	6,026	7,722
Other current assets and prepaid expenses	5,242	2,598

Total current assets	74,225	62,883
Equipment and leasehold improvements, net	11,096	11,811
Other assets	11,655	11,951

Total assets	$96,976	$86,645

Liabilities and Stockholders’ Equity:
Accounts payable	$7,033	$6,064
Accrued expenses and current liabilities	9,125	8,202
Accrued litigation settlement	44,919	—
Deferred revenue	2,576	1,871
Current portion of debt and obligations	1,018	1,320

Total current liabilities	64,671	17,457
Long-term liabilities	4,345	5,530
Stockholders’ equity	27,960	63,658

Total liabilities and stockholders’ equity	$96,976	$86,645